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                                                                    EXHIBIT 12.1

                         ADVANSTAR COMMUNICATIONS INC.
                    COMPUTATION OF EARNINGS TO FIXED CHARGES

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
                                                                                     THREE MONTHS    PRO FORMA
                                                                         PRO FORMA       ENDED      THREE MONTHS
                                  YEAR ENDED DECEMBER 31,                YEAR ENDED    MARCH 31,       ENDED
                         ---------------------------------------------  DECEMBER 31, --------------  MARCH 31,
                           1993      1994     1995     1996     1997        1997      1997    1998      1998
                         --------  --------  -------  -------  -------  ------------ ------  ------ ------------
Pretax income from
 continuing operations
 before minority
 interests.............. $(44,759) $(58,901) $  (978) $(4,869) $(8,309)   $(8,510)   $  (19) $  474    $7,106
                         --------  --------  -------  -------  -------    -------    ------  ------    ------
Fixed Charges:
 Interest expense.......   10,835    13,003   16,328   13,699   14,649     31,100     3,530   3,827     7,773
 Amortization of debt
  discounts.............    4,878     3,901    2,926      813      --          31       --      --         10
 Amortization of
  deferred debt cost....    1,829     1,371      517      146      934        720       229     238       180
 Interest factor on
  rental expense........      960       940      815      788      900        900       225     216       216
                         --------  --------  -------  -------  -------    -------    ------  ------    ------
Total fixed charges.....   18,502    19,215   20,586   15,446   16,483     32,751     3,984   4,281     8,179
                         --------  --------  -------  -------  -------    -------    ------  ------    ------
Pretax earnings before
 fixed charges..........   26,257    39,686   19,608   10,577    8,174     24,241     3,965   4,755    15,285
                         --------  --------  -------  -------  -------    -------    ------  ------    ------
 Ratio of earnings to
  fixed charges.........      --        --       --       --       --         --       1.00    1.11      1.87
Deficiency of earnings
 to cover fixed
 charges................ $ 44,759  $ 58,901  $   978  $ 4,869  $ 8,309    $ 8,510
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